Exhibit J

PROSCRIBED PERSON’S AGREEMENT

This Agreement is made between The Government of Mongolia (the “GoM”), Ivanhoe Mines Ltd. (“Ivanhoe”) and Rio Tinto International Holdings Limited (“Rio Tinto”) this 8 day of June, 2011 in connection with the Investment Agreement dated October 6, 2009 (the “Investment Agreement”) between the GoM, Ivanhoe Mines Mongolia LLC (now known as Oyu Tolgoi LLC) (“OT LLC”), Ivanhoe and Rio Tinto.

WHEREAS OT LLC is the owner of the Mining Licenses relating to, and is carrying out, the OT Project;

AND WHEREAS Ivanhoe and the GoM own, through their wholly owned subsidiaries, 66% and 34%, respectively, of the outstanding shares of OT LLC;

AND WHEREAS Rio Tinto is the largest shareholder of Ivanhoe and is intended by the GoM and Ivanhoe to be appointed to manage the OT Project;

AND WHEREAS Ivanhoe and Rio Tinto recognize and respect the rights and interests of the GoM in the OT Project, both as a sovereign state and a partner in the OT Project, and its concerns relating to the potential holding by a Proscribed Person of any shares of OT LLC or another subsidiary of Ivanhoe that is a direct or indirect shareholder of OT LLC.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt whereof are hereby acknowledged, the undersigned hereby agree as follows:

1. All capitalized terms and expressions contained herein shall have the meanings ascribed thereto in the Investment Agreement unless the context otherwise requires.

2. Ivanhoe hereby agrees that it will not, and will cause its Affiliates (other than members of the Rio Tinto Group) to not sell or transfer to a Proscribed Person any shares they may from time to time hold in OT LLC or another subsidiary of Ivanhoe that is a direct or indirect shareholder of OT LLC without prior consultation with and the written consent of the GoM.

3. Rio Tinto hereby agrees that it will not, and will cause its Affiliates (other than members of the Ivanhoe Group) to not, sell or transfer to a Proscribed Person any shares they may from time to time hold in Ivanhoe, OT LLC or another subsidiary of Ivanhoe that is a direct or indirect shareholder of OT LLC without prior consultation with and the written consent of the GoM.

4. The GoM hereby agrees that it will not, and will cause its Affiliates to not sell or transfer to a Proscribed Person (other than one if its Affiliates in accordance with the Shareholders’ Agreement) any shares they may from time to time hold in OT LLC without prior consultation with and the approval of Ivanhoe and Rio Tinto.

5. The provisions of Chapter 14 (Dispute Resolution) of the Investment Agreement shall apply to this Agreement with necessary changes.

6. This Agreement is legally binding on the parties and shall be governed by and interpreted in accordance with the laws of Mongolia and international treaties to which Mongolia is a party.

7. This Agreement supersedes all previous agreements and understandings between the parties in relation to the matters regulated by this Agreement.

8. Each party warrants to the other parties that it has full power and lawful authority to execute and deliver this Agreement and to perform its obligations hereunder.

9. This Agreement will be provided and executed in the Mongolian and English languages, with each party retaining one copy of both documents in each language and the parties agree that the Mongolian and English versions will be treated equally except that, in the event of any legal dispute in the interpretation between the two-language versions, the English version shall prevail for both documents.

IN WITNESS WHEREOF this Agreement has been signed by the duly authorized representatives of the parties as of the date first written above.

For and on behalf of the Government of Mongolia:

Minister of Mineral Resources and Energy D. Zorigt	Signature:

Date:

Minister of Finance S.Bayartsogt	Signature:

Date:

Minister of Nature, Environment and Tourism L.Gansukh	Signature:

Date:

For and on behalf of Ivanhoe Mines Ltd. Name of authorised person: Title/position:	Signature:

Date:

For and on behalf of Rio Tinto International Holdings Limited Name of authorised person:	Signature:
Title/position:

Date: